EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following table sets forth the subsidiaries of Farmhouse, Inc. as of the date of this Registration Statement. Certain information regarding the Company’s subsidiaries is also included in the Company’s Annual Report on Form 10-K and is incorporated herein by reference.

Subsidiary Name	Jurisdiction of Organization	Percentage Owned
Farmhouse Treasury LLC	Nevada	100%
Farmhouse, Inc.	Washington	100%
Farmhouse DTLA, Inc.	California	100%